SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[x]	Soliciting Material under Rule 14a-12

Money Market Obligations Trust

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Money Market Obligations Trust
Federated Automated Cash Management Trust
Federated Automated Government Cash Reserves
Federated Liberty U.S. Government Money Market Trust
Cash Trust Series, Inc.
Federated Government Cash Series
Federated Municipal Cash Series
Federated Prime Cash Series
Federated Treasury Cash Series
FOR PURPOSES OF THIS SUPPLEMENT, ALL SHARE CLASSES OF THE ABOVE-NAMED FUNDS ARE INCLUDED

SUPPLEMENT TO CURRENT PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION
The Boards of Trustees of the above-referenced Funds have approved proposed Agreements and Plans of Reorganization of these Funds pending submission of proxy materials or information statements to shareholders.
Special Meetings of the shareholders of Federated Liberty U. S. Government Money Market Trust and Federated Automated Government Cash Reserves are proposed to be held on or about December 1, 2015 to approve or disapprove proposed Agreements and Plans of Reorganization pursuant to which:
(a) Federated Government Reserves Fund would acquire all or substantially all of the assets of Federated Liberty U.S. Government Money Market Trust in complete liquidation and termination of Federated Liberty U.S. Government Money Market Trust; and
(b) Federated Government Obligations Tax-Managed Fund would acquire all or substantially all of the assets of Federated Automated Government Cash Reserves in complete liquidation and termination of Federated Automated Government Cash Reserves.
Shareholders of the following Funds will receive information statements regarding proposed Agreements and Plans of Reorganization, proposed to close on or about December 4, 2015, pursuant to which:
(a) Federated Trust for U.S. Treasury Obligations would acquire all or substantially all of the assets of Federated Treasury Cash Series in complete liquidation and termination of Federated Treasury Cash Series;
(b) Federated Government Obligations Fund would acquire all or substantially all of the assets of Federated Government Cash Series in complete liquidation and termination of Federated Government Cash Series;

(c) Federated Prime Cash Obligations Fund would acquire all or substantially all of the assets of Federated Automated Cash Management Trust and Federated Prime Cash Series in complete liquidation and termination of Federated Automated Cash Management Trust and Federated Prime Cash Series; and
(d) Federated Municipal Obligations Fund would acquire all or substantially all of the assets of Federated Municipal Cash Series in complete liquidation and termination of Federated Municipal Cash Series.
To the extent that Federated Investors, Inc., one of its subsidiaries, or its officers and directors, may be deemed to be participants in the solicitation of proxies from shareholders of Federated Liberty U.S. Government Money Market Trust and Federated Automated Government Cash Reserves in connection with the proposed prospectus/proxy statements, additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed prospectus/proxy statements will be included in, or incorporated into the prospectus/proxy statements that Federated Liberty U.S. Government Money Market Trust and Federated Automated Government Cash Reserves intend to file with the SEC.
The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any acquiring fund, nor is it a solicitation of any proxy. Shareholders of Federated Liberty U.S. Government Money Market Trust and Federated Automated Government Cash Reserves will be receiving in the mail a prospectus/proxy statement, or an “Important Notice Regarding the Availability of Proxy Materials,” that provides additional information regarding the proposals. The prospectus/proxy statements, and any other documents to be filed by Federated Liberty U.S. Government Money Market Trust and Federated Automated Government Cash Reserves with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or at FederatedInvestors.com. Shareholders should read the respective prospectus/proxy statement carefully before making any voting decision because it contains important information.
June 3, 2015
Federated Investors Funds
4000 Ericsson Drive
Warrendale, PA 15086-7561
Contact us at FederatedInvestors.com
or call 1-800-341-7400.
Federated Securities Corp., Distributor
Q452675 (5/15)
Federated is a registered trademark of Federated Investors, Inc.
2015 ©Federated Investors, Inc.